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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
SCM Microsystems, Inc.:

    We consent to incorporation by reference in the Registration Statement dated February 6, 1998, on Form S-8 relating to the 1997 Directors Option Plan of SCM Microsystems, Inc. of our report dated March 31, 1997, except as to Note 10, which is as of September 5, 1997, relating to the consolidated balance sheets of SCM Microsystems, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Registration Statement (No. 333-29073) on Form S-1 of SCM Microsystems, Inc.




/s/ KPMG Peat Marwick LLP



Palo Alto, California
February 6, 1998